EXHIBIT 5

April 26, 2018

Republic Bancorp, Inc.

601 West Market Street

Louisville, KY 40202-2700

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Republic Bancorp, Inc., a Kentucky corporation, (the  “Company”), in connection with the registration of 3,213,890 shares of Class A voting common stock (the “Common  Stock”) of the Company covered by the Registration Statement on Form S-8 filed by the Company pursuant to the Securities Act of 1933, as amended (the “Act”), to which this opinion is an exhibit, pursuant to which 250,000 shares of Common Stock may be issued pursuant to and under the terms of the Republic Bancorp, Inc. 2018 Employee Stock Purchase Plan (the “Employee Stock Plan”) and 2,963,890 shares of Common Stock may be issued pursuant to and under the terms of the Republic Bancorp, Inc. 2015 Stock Incentive Plan (collectively with the Employee Stock Plan, the “Plans”).

Based upon and subject to the foregoing, we are of the opinion that the Common Stock has been duly and validly authorized for issuance in accordance with the terms of the Plans, and when the Common Stock is issued, delivered and paid for, in accordance with the terms of the Plans, it will be duly authorized, validly issued, fully paid and nonassessable.

As counsel, we have examined originals, or copies certified to our satisfaction, of (i) the Articles of Incorporation of the Company, (ii) the Bylaws of the Company, (iii) such records of the corporate proceedings of the Company as we have deemed material for the purposes of this opinion, (iv) the Registration Statement and the exhibits thereto, (v) certificates of public officials and corporate officers and representatives, and (vi) such other certificates, receipts, records and documents as we have deemed necessary or advisable for the purposes of this opinion.

The opinion expressed in this letter is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.  This opinion is given as of the date first set forth above, and we assume no obligation to update this opinion.

This opinion is based solely on the laws of the Commonwealth of Kentucky and the laws of the United States of America, and we express no opinion as to the laws of any other jurisdiction.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, including amendments thereto.

Very truly yours,

/s/ Frost Brown Todd LLC Frost Brown Todd LLC